January 26, 1998



Board of Directors
Rocky Ford Financial, Inc.
801 Swink Avenue
Rocky Ford, Colorado 81067-0032

       Re: Registration Statement on Form S-8
           Rocky Ford Financial, Inc. Management Recognition
           Plan and Rocky Ford Financial, Inc. 1997 Stock Option and Incentive Plan

Dear Board Members:

      We have acted as special counsel to Rocky Ford Financial, Inc., a Delaware Corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to 59,260 shares of common stock, par value $.01 per share (the "Common Stock") of the Company which may be issued pursuant to the Rocky Ford Financial, Inc. Management Recognition Plan and the Rocky Ford Financial, Inc. 1997 Stock Option and Incentive Plan (together, the "Plans"), all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

      We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to and in accordance with the terms of the Plans will be legally issued, fully paid, and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 and to references to our firm included under the caption "Legal Opinion" in the Prospectus which is part of the Registration Statement.

                             Very truly yours,

                             Housley Kantarian & Bronstein, P.C.


                             By: /s/ J. Mark Poerio
                                 -------------------------
                                 J. Mark Poerio, Esquire